Exhibit 10.18

LEASE CONTRACT

Party A (Landlord): Shenzhen Yutang Trade Co., Ltd.

Legal rep.:

Party B (Tenant): Shenzhen Sanjun Battery Co., Ltd.

Legal rep.:

WHEREAS Party A agrees to lease to Party B the estates and facilities located in Zhongcheng Industrial Zone, Shanglingpai, Dalang, Bao’an, Shenzhen, including Plants A3 & A5 (four floors each), Dormitory C1 (six floors), one office building (three floors) and fitness center, both parties conclude this Contract through friendly negotiation after reaching consensus.

1.	The lease period is five years, from April 1, 2010 to March 31, 2015. When it expires, Party B has the priority of lease under same price conditions.

2.	The total areas of plants, dormitory and office building are 13,698 square meters. For the first two years, the monthly rental of plants, dormitory and office is 11 Yuan per square meter, totaling 3,616,272 Yuan (excluding taxes and sanitation fee); for the third and fourth years, the monthly rental is 12 Yuan per square meter, totaling 3,945,024 Yuan; for the fifth year, the monthly rental is 13 Yuan per square meter, totaling 2,136,888 Yuan. Each time when receiving expenses such as rentals, Party A will issue receipt; if Party B requires invoice, Party B shall pay taxes.

3.	After signing contract and receiving deposit and rental from Party B, Party A will deliver the plants, dormitory and office to Party B for decoration. Party A offers the decoration period of 45 days free of charge, that is, from April 1, 2010 to May 15, 2010, and rentals will be calculated since May 16, 2010. The monthly rental shall be paid to Party A before the fifth day in current month. Where the number of days of rental payment delay reaches 30, Party A is entitled to terminate the lease contract, recover leaseholds and charge the late fee amounting to 3% of total amount per month.

4.	At the current day of signing contract, Party B shall pay two months’ rentals to Party A as the deposit, totaling 301,356 Yuan, and pay one month’s rental 75,339 Yuan as the rental for May 2010. When the lease period expires, the deposit shall be returned to Party B without interests if both parties confirm that the leasehold and facilities are under normal circumstances, and decoration materials are removed. At the end of lease period, Party B shall not offset the rental with deposit.

5.	During the effective term of contract, Party B shall not sublease the leasehold to others except for cooperators of Party B. Party A will not bear any legal or economic responsibilities, and Party B shall still pay rentals in time.

6.	Party A offers two 315KVA transformers and distribution room to Party B; during the contract term, the transformer will be held by Party B in its own name; when the term expires, the transformer name will be assigned to Party A. All electricity fees shall be paid by Party B.

7.	Party A will offer water supply to Party B, or transfer the water supply account to Party B; Party B shall pay water fees (in case of meter difference, to be borne respectively).

8.	Party A offers two elevators (2T) to Party B (Plants A3 & A5 each has one); Party B is responsible for maintenance and annual inspection.

9.	Garbage transportation fee is charged according to 0.35 Yuan per square meter per month, that is, 4,794.3 Yuan.

10.	Party B shall abide by national laws and regulations.

11.	Party A shall not intervene in any business activities or management of Party B during the effective term of contract.

12.	Party B shall not delay the payment of salary for more than one month or postpone the payment of house management fee and water & electricity fee; otherwise, Party A may adopt relevant measures. During the lease period, all creditor’s rights and liabilities incurred by Party B are irrelevant to Party A; where Party A suffers losses due to Party B, Party B shall compensate double losses to Party A.

13.	During the effective term of the contract, Party B may decorate the leased house, but shall not change the main structure of Party A’s building, and the decoration scheme shall be approved by Party A, without affecting fire control; otherwise, Party B shall be responsible for another inspection of fire control. Where Party B intends to rebuild the plants and dormitory, it shall obtain permission from Party A; when the lease period expires, Party B shall resume the plants and bear all relevant expenses. Party B shall maintain the house and its facilities under good conditions; where the house and its facilities are damaged or have faults due to improper or unreasonable use of Party B, Party B shall be responsible for repair or compensation.

14.	During the lease period, Party B shall not occupy public place or greening place, or produce or emit pollutants; otherwise, Party B shall be held liable.

15.	During the contract term, any party intending to terminate the contract shall notify the other party three months in advance in writing, and compensate all losses suffered by other party. When Party B terminates the lease, both parties shall inspect relevant properties and certificates, such as house equipment and facilities.

16.	To strengthen the management of industrial zone, Party A will purchase the wastes produced by Party B at a preferential price and deal with public relation; Party B shall not sell the wastes to others.

17.	This industrial zone is located in water source protection zone. Party B shall apply for relevant certificates by itself, and Party A shall not intervene.

18.	In case of force majeure or government expropriation, purchase and dismantling, both parties can terminate this Contract through negotiation.

19.	This Contract is made in four copies, with each party keeping two, and becomes effective after being signed and sealed by both parties. Any unstated issues herein can be settled by both parties through negotiation or included in supplemental contract.

Party A (seal): Shenzhen Yutang Trade Co., Ltd.
Legal rep.:

Party B (Tenant): Shenzhen Sanjun Battery Co., Ltd.
Legal rep.:

Date of signing: March 27, 2010